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                                                                    Exhibit 99
For Immediate Release
---------------------                              Contact:  Michael E. Peppel
                                            President, Chief Executive Officer
                                                                  937-291-8045
                                                           mpeppel@mcsinet.com

    MIAMI COMPUTER SUPPLY CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM

Dayton, OH - September 8, 1998 -- Miami Computer Supply Corporation (NASDAQ:
MCSC) (the "Company") today announced that its Board of Directors has authorized the repurchase of up to 5.0% (approximately 535,000 shares) of the Company's common stock.

     The Company said it would repurchase its common stock, from time to time, through open market purchases or in negotiated private transactions when deemed appropriate by management of the Company. The Company will base its repurchase decisions (including the timing and volume thereof) on such factors as the stock price, general economic and market conditions, the status of the Company's acquisition program and other factors. The purpose of the repurchase is to, among other things, provide common stock at attractive prices for distribution to business owners in merger transactions and to fund the Company's employee stock purchase and 401(k) plans.

     Commenting on the repurchase program, Miami Computer Supply Corporation President, Michael E. Peppel, said, "The Board of Directors and management believe that this action by the Company is indicative of our confidence in the future of the Company and affords an opportunity to provide additional value to our stockholders."

     "Due to current market conditions the repurchase of our shares is particularly attractive as we have an immediate ability to utilize such stock in our ongoing acquisition program. In this regard, a major transaction is scheduled to close before the end of the quarter and we intend to utilize repurchased shares to partially fund this merger," added Peppel.

Miami Computer Supply Corporation went public in November of 1996. Since the IPO, Miami Computer Supply has increased the number of sales personnel from 53 to 228 and it annual sales from $107.4 million as of December 31, 1997 to a proforma annualized 12 month run rate of over $241 million.

     Miami Computer Supply Corporation is a distributor of computer and office automation supplies and accessories, including a line of computer projection presentation products and video conferencing products throughout the United States and in certain foreign countries. Miami Computer Supply Corporation distributes over 1,800 core products primarily to middle market and smaller companies and to governmental,
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Press Release
September 8, 1998
Page 2 of 2

educational, and institutional customers, including federal, state and local governmental agencies, universities and hospitals and, to a lesser extent, to computer supply dealers. The Company sells primarily nationally known, name-brand products manufactured by approximately 500 original equipment manufacturers, including Hewlett-Packard, Lexmark, Imation and Canon for computer supplies, and Sharp, Epson and Proxima for projection presentation products and Intel Team Station video conferencing products. Additional information regarding the Company can be obtained at http://www.mcsinet.com.

     The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company, the occurrence of which involve risks and uncertainties which include, but are not limited to, general economic conditions, industry trends, actions of competitors, the Company's ability to manage its growth, factors relating to its acquisition/merger strategy, actions of regulatory authorities, restrictions imposed by its debt arrangements, dependence upon key personnel, dependence upon key suppliers, customer demand, dependence on its computer systems and other factors. A complete description of those factors, as well as other factors which could affect the Company's business, is set forth in the Company's Form 10-K for the year ended December 31, 1997, and its Form 10-Q for the six months ended June 30, 1998.

                             -END-
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